Exhibit 5.1

Barristers & Solicitors / Patent & Trade mark Agents
January 2, 2018
Norton Rose Fulbright Canada LLP
By Courier	400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 Canada

Nutrien Ltd.	F: +1 403.264.5973
13131 Lake Fraser Drive, S.E.	nortonrosefulbright.com
Calgary, AB T2J 7E8

Suite 500, 122-1st Avenue South

Saskatoon, SK S7K 7G3

Dear Sirs/Mesdames:

We act as counsel to Nutrien Ltd. (Nutrien or the Registrant) for purposes of providing this opinion in connection with the following plans:

•	Nutrien Amended and Restated Stock Option and Tandem SAR Plan (the Stock Option / TSAR Plan) (formerly named the Agrium Amended and Restated Stock Option and Tandem SAR Plan);

•	Agrium 401(k) Retirement Savings Plan (the Retirement Plan);

•	Agrium U.S. Retail 401(k) Savings Plan (the Savings Plan); and

•	Agrium 401(k) Savings Plan For Union Employees at Florence, AL; Mulberry, FL & Americus, GA. (the Union Plan).

The Stock Option / TSAR Plan, Retirement Plan, Savings Plan and Union Plan are collectively referred to as the Plans.

On January 1, 2018, pursuant to an Arrangement Agreement dated September 11, 2016 (the Arrangement Agreement) between Agrium Inc. (Agrium) and Potash Corporation of Saskatchewan Inc. (PotashCorp), each of Agrium and PotashCorp became an indirect wholly-owned subsidiary of Nutrien, a parent entity formed to manage and hold the combined businesses of Agrium and PotashCorp as a result of the transactions under the plan of arrangement under the Canada Business Corporations Act involving, among others, the Registrant, Agrium and PotashCorp (the Arrangement).

In connection with the Arrangement, the Stock Option / TSAR Plan was assumed by Nutrien, and stock options (each, an Agrium Option) to purchase common shares of Agrium were assumed by Nutrien and exchanged immediately after completion of the Arrangement for stock options (each, a Replacement Option) to purchase 4,813,018 common shares, no par value (Common Shares), of Nutrien, on the basis set forth in the Arrangement Agreement. The Retirement Plan, Savings Plan and Union Plan will remain as plans of Agrium but will be settled in Common Shares and not Agrium common shares.

We are providing this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) to register under the Securities Act of 1933, as amended (the US Securities Act) an aggregate of 8,813,018 Common Shares, which covers Common Shares issuable pursuant to the Plans and any additional Common Shares that may become issuable in respect of the securities identified above to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction (collectively, the Plan Shares).

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada,

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

In connection with this opinion we have examined such corporate records of Nutrien and such other documents as we have considered appropriate and necessary to enable us to express the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have signed personally, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or true copies or photocopies. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Alberta and the opinions hereinafter expressed are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Based and relying upon the foregoing we are of the opinion that, when issued, delivered and paid for in accordance with the terms of the Plans, the Plan Shares shall be duly authorized, validly issued, fully-paid and non-assessable common shares of Nutrien.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the US Securities Act.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

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